EXHIBIT 10.3

SECOND AMENDMENT TO THE
ZIONS BANCORPORATION PENSION PLAN
(December 31, 2010 Edition)

This Second Amendment to the Zions Bancorporation Pension Plan is made and entered into this ____17th_____ day of July, 2017, by the Zions Bancorporation Benefits Committee (“Committee”) on behalf of Zions Bancorporation, hereinafter referred to as the “Employer.”

WHEREAS, the Employer previously established and continues to maintain a pension plan for certain employees of the Company and certain of its affiliates called the Zions Bancorporation Pension Plan (hereinafter referred to as the “Plan”); and

WHEREAS, the Employer has most recently amended and restated the Plan as the December 31, 2010 Edition of the Plan; and

WHEREAS, pursuant to Section 13.1(a) of the Plan the Employer has reserved the right to amend the Plan in whole or in part, which authority for purposes of this amendment has been delegated to the Committee; and

WHEREAS, the Committee now desires to amend the Plan in order to offer to certain deferred vested participants and certain beneficiaries of deceased participants a temporary election to receive an immediate distribution from the Plan;

NOW THEREFORE, the Committee, for and on behalf of the Employer, and in exercise of the authority granted to it, hereby adopts the following amendment to the Plan.

1.    Effective July 1, 2017, a new Section 5.17 is added to the Plan to read as follows:

5.17
Temporary Election Window for Immediate Distribution of Accrued Benefit. An Eligible Terminated Participant who satisfies the requirements of this Section and who so elects during the Temporary Election Window, shall be entitled to receive an immediate distribution of the Eligible Terminated Participant’s Accrued Benefit according to the provisions of this Section.

(a)
During the temporary election window period (“Election Window”), an Eligible Terminated Participant may elect to receive payment of the Accrued Benefit (pension) to which the Eligible Terminated Participant is entitled under the Plan. The benefit payment shall be made in the form of a single sum payment, subject to the right of the Eligible Terminated Participant to elect receipt of the accrued benefit instead in the form of an annuity as described in subsection (c).

(b)	The amount of the single sum payment (or present value of the annuity payments, if elected) will be calculated using the Applicable Mortality Table and Applicable

Interest Rate as defined in subsections (a) and (b) of Appendix II of the Plan, respectively. The amount so determined will be adjusted, as appropriate, for early commencement by using the applicable interest rate and applicable mortality table required by Code §417(e)(3) for the 2017 Plan Year. The calculation shall be determined as of November 1, 2017, and the benefit shall be paid within the month of November, 2017 (or as soon thereafter as administratively practicable). The determination of the single sum amount shall not take into account any early retirement subsidy otherwise payable.

(c)
If an Eligible Terminated Participant qualifies to receive the single sum payment in November, 2017, he or she may, in lieu of the single sum payment, elect to receive distribution in the form of a single life annuity for the life of the Eligible Terminated Participant or, if the Eligible Terminated Participant is married on the date the Election Window starts, in the form of a joint and survivor annuity with either a 50% or 75% survivor benefit to the Eligible Terminated Participant’s surviving spouse. No other benefit distribution options shall be available to an Eligible Terminated Participant under this Election Window. An Eligible Terminated Participant who is married at the start of the Election Window must obtain spousal consent to elect a form of benefit other than the available joint and survivor annuity (for which spousal consent is not required) in accordance with the Plan's normal rules.

(d)	For purposes of this Section, the following terms shall be defined as set forth below:

(1)
“Eligible Terminated Participant” means a Participant whose Termination of Employment occurred any time prior to July 1, 2017, and who has not yet commenced receiving payment of his or her benefit, even if the Participant has not yet otherwise met any other conditions required by the Plan to commence payment, but in all events excluding any Participant whose date of Termination of Employment is on or after July 1, 2017, or who attains his or her Normal Retirement Date or Early Retirement Date prior to November 1, 2017, whether or not he or she has commenced receiving distribution of his or her Accrued Benefit.

(2)
"Election Window" shall mean the period beginning on August 1, 2017, and ending on November 1, 2017. All forms necessary and required to be signed and submitted in order to elect the benefit provided under this Election Window must be postmarked no later than November 1, 2017, to be considered timely, or if electronic submission is available, delivered no later than midnight, Mountain Time on November 1, 2017. No one may elect a single sum payment or any early commencement of payment or distribution not otherwise authorized under the terms of the Plan after the close of the Election Window.

(3)
An alternate payee entitled to a separate interest in a Participant's accrued benefit under a qualified domestic relations order shall be treated as an Eligible Terminated Participant if the QDRO has been approved no later than October 1, 2017, but only if the terms of the QDRO accommodate participation by the alternate payee in the Election Window (even if the alternate payee would not otherwise be eligible for payment, so long as the order does not prohibit early payment).

IN WITNESS WHEREOF, the Committee has caused this Second Amendment to be executed by its duly authorized representative this __17th_ day of July, 2017.

ZIONS BANCORPORATION BENEFITS COMMITTEE

By: /s/ Paul Burdiss__________________________
Committee Chair